Exhibit 991.

CompanyContact:	Investor Relations Contact:
Ms. Shelly Zhang, Chief Financial Officer	Ms. Lei Huang, Account Manager
China BCT Pharmacy Group, Inc.	CCG Investor Relations
Email: z_shelly@hotmail.com	Email: lei.huang@ccgir.com
Tel: (86) 772-363-8318	Tel: +1-646-833-3417

Mr. Crocker Coulson, President
Email: crocker.coulson@ccgir.com
Tel: +1-646-213-1915
CCG Investor Relations
Website: www.ccgirasia.com

 For Immediate Release

China BCT Appoints Independent Directors

LIUZHOU CITY, GUANGXI PROVINCE, June 09, 2010 – China BCT Pharmacy Group, Inc., (OTC BB: CNBI), ("China BCT" or the “Company”), a leading pharmaceutical distributor, retail pharmacy, and manufacturer of pharmaceutical products in Guangxi Province, China, today announced the appointment of Mr. Man Wai Chiu, Mr. Eng Leong Lee and Mr. Simon Choi to its Board of Directors as independent directors effective June 7, 2010.

“We are pleased to have Messrs Lee, Choi, and Chiu join our Board as independent directors,” commented Mr. Hui Tian Tang, Chairman and Chief Executive Officer of China BCT. “These individuals are very well respected in the legal, accounting, and finance areas and have extensive experience in their respective fields. The China BCT management team welcomes the new independent directors to our Board and we look forward to their counsel and guidance in shaping the growth and outlook of the Company.”

Mr. Eng Leong Lee has been the Group Chief Financial Officer for Alliance Bank Malaysia Berhad since January 2010, responsible for the overall strategy and management of group finance. From 2000 to 2010, he held various positions with Microsoft Corporation, most recently as the CFO of Microsoft Greater China.  Mr. Lee also has over 20 years of experience in public accounting, financial reporting and auditing, including tenures with KPMG and Price Waterhouse. Mr. Lee is a Certified Public Accountant and Chartered Accountant of Malaysia and is a member of Malaysian Institute of Accountants and the Malaysian Institute of Internal Auditors. Mr. Lee received a degree in accounting in 1992 from the Malaysian Institute of Certified Public Accountants (MICPA) and qualified as a Certified Public Accountant with MICPA in 1993.

Mr. Simon Choi has been International Legal Counsel for TCL, a global TV manufacturer, since February 2005. From 1998 to 2005, Mr. Choi was the Legal Counsel and Company Secretary of Simatelex, a Hong Kong OEM small electrical appliances manufacturer, where he advised on a variety of corporate legal matters. Earlier in his career, Mr. Choi was an Assistant Solicitor of Hastings & Co, Solicitors, where he specialized in banking, corporate finance, general commercial and PRC practice. Mr. Choi is also an active PRC legal advisor to the Hong Kong Electrical Appliances Manufacturers Association, a major trade association in Hong Kong.  Mr. Choi received a Bachelor of Laws degree in 1991 from Peking Universtiy, an LLM in 1992 from London University and holds a CPEC (Common Profession Examination Certificate) in Law in Hong Kong in 1994.

Mr. Man Wai Chiu has served as the Chief Operating Officer of Deer Consumer Products, Inc. since May 2007, where he manages sales, sourcing, shipping and accounting. From April 1997 to May 2007, he held various positions at Hamilton Beach Proctor-Silex, Inc., most recently as the Sourcing Director. Mr. Chui received his Bachelor of Laws from the University of London and MBA from Charles Sturt University in Australia.

About China BCT

China BCT is engaged in pharmaceutical distribution, pharmacy retailing, and the manufacture of pharmaceuticals products through its subsidiaries Guangxi Liuzhou Baicaotang Medicine Limited, Hefeng Pharmaceutical Co. Limited, and Guangxi Liuzhou Baicaotang Medicine Retail Limited in Guangxi province, China. It operates a large regional retail network in Guangxi province, consisting of 125 directly owned retail stores in Guangxi province and currently over 8,000 products are distributed through the Company’s wholesale distribution network.

Safe Harbor Statement

This presentation contains "forward-looking statements" within the meaning of the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such statements involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, including the significance of the appointment of the new directors. Accordingly, although the Company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct.  The Company has no obligation to update the forward-looking information contained in this presentation.

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